EXHIBIT 23

                              ACCOUNTANTS' CONSENT

The Board of Directors
Zygo Corporation:

We consent to incorporation by reference in Registration Statements No. 333-44333, No. 33-62087, No. 33-57060, No. 33-20880, and No. 33-34619 on Forms
S-8 of Zygo Corporation of our reports dated August 16, 2002, with respect to the consolidated balance sheets of Zygo Corporation and subsidiaries as of June 30, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended June 30, 2002, which reports appear in or are incorporated by reference into the June 30, 2002 Annual Report on Form 10-K405 of Zygo Corporation.

KPMG LLP

Hartford, Connecticut
September 20, 2002


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